Exhibit 10.2

JONES SODA CO.

2011 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Jones Soda Co. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock under the Company’s 2011 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Plan, which are incorporated into this Grant Notice in their entirety.

Participant:	Jennifer Cue

Grant Date:	9/12/2011

Vesting Commencement Date:	9/12/2011

Number of Shares Subject to Option (the “Shares”):	10,000

Exercise Price (per Share):	$0.83

Option Expiration Date:	9/12/2021 (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule:	100% of the Option will vest and become exercisable on the first anniversary of the Vesting Commencement Date

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

JONES SODA CO. /s/ WILLIAM R. MEISSNER By: William Meissner Title: Chief Executive Officer	PARTICIPANT /s/ JENNIFER CUE Jennifer Cue

Attachments:

1. Stock Option Agreement

JONES SODA CO.

2011 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, Jones Soda Co. has granted you an Option under its 2011 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice (the “Vesting Period”).

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Independent Tax Advice. You should obtain tax advice independent from the Company when exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by wire transfer or check acceptable to the Company; (c) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required; or (d) by any other method permitted by the Committee.

5. Termination.

5.1 Termination Other Than for Cause. In the event of your Termination of Service during the Vesting Period for any reason other than Cause, the Option will continue to vest and become exercisable so long as you do not violate the following non-disparagement provision at any time during the Vesting Period:

You shall not make any statement in derogation of the Company’s or the Company’s designated parties’ products that (1) is made to the general public or becomes a matter of public knowledge, (2) is verified to have been made or committed by you and (3) you have not been able to retract or clarify so that the impact is negated to the satisfaction of the Company within ten (10) days of written notice from the Company setting forth the basis for such action.

Subject to Section 5.2, in the event of your Termination of Service at any time and for any reason other than Cause, the Option may be exercised, to the extent then vested and exercisable, at any time prior to the later of (1) December 11, 2012 or (2) 90 days after your Termination of Service, but in no event may the option be exercised after the Option Expiration Date.

5.2 Termination for Cause or Violation of Non-Disparagement Provision. In the event of your Termination of Service for Cause, or in the event you violate the non-disparagement provision set forth in Section 5.1, the Option will automatically terminate upon first notification to you of such termination or violation, unless the Committee determines otherwise.

It is your responsibility to be aware of the date the Option terminates.

6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

8. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other service relationship at any time, with or without Cause.

9. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within the periods specified in Section 5 or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

10. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

11. Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A; provided, however, that the Company makes no representations that the Option shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option.